Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS THIRD QUARTER 2008 RESULTS

BLOOMFIELD HILLS, Michigan, November 10, 2008 – TriMas Corporation (NYSE: TRS) today announced financial results for the quarter ended September 30, 2008. The Company reported quarterly net sales from continuing operations of $276.9 million, an increase of 7.1% from the third quarter of 2007. Third quarter 2008 income from continuing operations increased 53.1% from third quarter 2007 to $8.3 million, or $0.25 diluted earnings per share, including ($0.01) per share in severance and facility closure costs(1). In comparison, the third quarter 2007 income from continuing operations was $5.4 million, or a $0.16 per diluted share.

THIRD QUARTER SUMMARY – From Continuing Operations

•                  TriMas reported third quarter net sales of $276.9 million, an increase of 7.1% in comparison to $258.6 million in the third quarter 2007. Sales in the Packaging Systems, Energy Products and Industrial Specialties segments increased 13.0%, 37.4% and 16.1%, respectively. Sales in the RV & Trailer Products and Recreational Accessories segments declined 8.6% and 11.3%, respectively, due to lower demand as a result of reduced consumer discretionary spending and current economic uncertainty.

•                  The Company reported operating profit of $27.9 million for the third quarter 2008, an increase of 9.5% in comparison to operating profit of $25.5 million in the third quarter 2007.

•                  Adjusted EBITDA(2) for the third quarter 2008 increased 8.5% to $38.1 million, as compared to $35.1 million in the third quarter 2007, consistent with the increase in operating profit.

•                  Income from continuing operations for the third quarter 2008 increased 53.1% to $8.3 million, or $0.25 per diluted share, compared to income from continuing operations of $5.4 million, or $0.16 per diluted share, in the third quarter 2007.

•                  The Company reduced total indebtedness, including amounts utilized under its receivables securitization facility, by $42.0 million compared to the end of the third quarter 2007. TriMas ended the quarter with $4.6 million of cash and $141.6 million of aggregate availability under its revolving credit and receivables securitization facilities.

•                  The Company is announcing an acceleration of its $30 million Profit Improvement Plan designed to reduce its fixed cost structure and improve productivity across all of its business segments. The plan includes manufacturing and distribution center consolidations, consolidation of business unit activities, staffing reductions and other cost saving actions. The projected savings resulting from these activities is expected to approximate $15 million in 2009, with a $20 million effective run-rate by the end of 2009. The Company expects to record pre-tax charges of approximately $7 to $9 million as actions are implemented associated with the $15 million in 2009 savings.

•                  The Company is revising its full year 2008 diluted earnings per share from continuing operations guidance range to $0.71 to $0.75, excluding Special Items(1) and any charges related to the Profit Improvement Plan, as a result of recent economic events and other drivers. The Company has experienced additional demand weakness in the RV & Trailer Products and Recreational Accessories segments and moderated growth in some of its other businesses. The other drivers of the decrease in guidance are the impact of commodity cost volatility and management’s decision to reduce production and inventory levels during the fourth quarter which will result in lower absorption of fixed costs.

(1)            See Appendix I for additional information regarding Special Items impacting reported GAAP financial measures. In evaluating the quality of the Company’s operating performance, management considers Adjusted EBITDA, among other metrics, as a key indicator of financial operating performance together with a careful review of results reported under GAAP. Appendix I details certain one-time costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)            See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA to the Company’s reported results of operations prepared in accordance with GAAP.

“During the third quarter, the Packaging Systems, Energy Products and Industrial Specialties segments collectively grew sales by 21% year over year, and generated 88% of our segment operating profit,” said Grant H. Beard, TriMas’ President and Chief Executive Officer. “While we believe our RV & Trailer Products and Recreational Accessories outperformed their end markets, these businesses were down approximately 10% in sales. During the quarter, it was evident that the diversity of our businesses and end markets remain a benefit as the U.S. faces challenging economic times.”

“The recent economic events of October have dramatically changed our demand outlook, most notably in our RV & Trailer Products and Recreational Accessories segments,” Beard continued. “Accordingly, we are reducing plant hours and taking other aggressive cost actions now to right-size these businesses. We will leverage our capabilities across these two segments, while consolidating our footprint, driving costs out and improving efficiency.”

“We expect our Profit Improvement Plan to mitigate the effects of these volatile economic conditions and drive enhanced future results,” Beard noted. “We will be better positioned to take advantage of growing markets when the economy recovers. In the meantime, we continue to focus on organic growth through the launch of innovative products, the pursuit of new end-market opportunities and the execution of our geographic expansion plans. We continue to employ disciplined capital allocation, proactively manage working capital and drive free cash flow to enable continued debt pay-down.”

Third Quarter Segment Results – From Continuing Operations

Packaging Systems - Sales for the third quarter of 2008 increased 13.0% compared to the prior year. Sales of industrial closures and specialty dispensing products, which comprise the majority of sales in this segment, increased, while laminate and insulation product sales were essentially flat in the third quarter 2008. Operating profit for the quarter improved 6.9% due to increased sales volumes, which were partially offset by increases in raw material costs and expenses incurred to support sales growth initiatives. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy Products - Sales increased 37.4% for the third quarter due to strong market demand and continued high utilization rates at refinery and petrochemical facilities. These trends, combined with the Company’s initiatives to gain additional share, resulted in increased sales of engines and related parts, new compressor and gas production equipment products for use at well-sites, and specialty gaskets and related fastening hardware for the refinery and petrochemical industries. Operating profit for the quarter increased 68.1%, in line with higher sales volumes, favorable cost leverage and as a result of prior investments to support the segment’s growth initiatives. The Company plans to continue to launch new products to complement its engine business, while expanding its gasket business internationally.

Industrial Specialties - Sales for the third quarter increased 16.1% compared to the prior year, primarily due to strong growth in the aerospace fastener and industrial cylinder businesses resulting from market share gains, the introduction of new products and applications, international expansion and strong overall market demand. Operating profit for the quarter increased 22.0% due to higher sales volumes and improved margins in the specialty tools, defense and aerospace businesses, which were partially offset by lower absorption of fixed costs in the specialty fittings business. The Company continues to drive growth in this segment by developing specialty products for growing end markets such as medical and aerospace, while continuing to expand international sales efforts.

RV & Trailer Products - Sales for the third quarter declined a net 8.6%, as sales growth in the Australian business was more than offset by the continued weak demand in most end markets in the United States. Operating profit decreased 69.6% due to reduced sales volumes and lower absorption of fixed costs as the Company reduced its production to manage inventory levels. The Company’s focus in this segment is to aggressively reduce fixed costs and to leverage strong brand positions for increased market share, cross-sell the product portfolio into all channels and expand internationally.

Recreational Accessories - Sales decreased 11.3% for the third quarter, as the Company continued to experience weak consumer demand for towing accessories. Operating profit declined 45.1% as a result of lower sales volumes and a less favorable sales mix. The Company plans to continue to aggressively reduce costs and increase market share in the United States and Canada.

Financial Position

TriMas ended the quarter with cash of $4.6 million and $141.6 million of aggregate availability under its revolving credit and receivables securitization facilities. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $42.0 million from September 30, 2007 to September 30, 2008. TriMas ended the quarter with total debt of $615.8 million and funding under its receivables securitization facility of $11.0 million for a total of $626.8 million. The Company does not have any significant debt maturities under its credit agreement or subordinated notes until 2012.

Outlook

The Company is revising its full year 2008 diluted earnings per share from continuing operations guidance range to $0.71 to $0.75, excluding Special Items(1) and any charges related to the Profit Improvement Plan, as a result of recent economic events and other drivers. The Company has experienced additional demand weakness in the RV & Trailer Products and Recreational Accessories

segments and moderated growth in some of its other businesses. The other drivers of the decrease in guidance are the impact of commodity cost volatility and management’s decision to reduce production and inventory levels during the fourth quarter which will result in lower absorption of fixed costs.

This outlook does not include the impact of any future unidentified restructuring charges and divestitures or acquisitions of operating assets that may occur from time to time due to management decisions and changing business circumstances. The outlook above also does not include the impact of any potential future non-cash impairment charges of goodwill, intangibles and fixed assets. This outlook also excludes benefit costs related to contractual obligations to Metaldyne or discontinued operations. The Company is currently unable to forecast the likelihood of occurrence, timing and/or magnitude of any such amounts or events. See also “Cautionary Notice Regarding Forward-looking Statements” below.

Conference Call Information

TriMas Corporation will host its third quarter 2008 earnings conference call today, Monday, November 10, 2008 at 11:00 a.m. EST. The call-in number is (866) 261-2650. Participants should request to be connected to the TriMas Corporation third quarter conference call (conference ID number 1300101). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be webcast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (access code 1300101) beginning November 10th at 1:00 p.m. EST through November 17th at 11:59 p.m. EST.

Cautionary Notice Regarding Forward-looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has approximately 5,000 employees at 70 different facilities in 10 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$4,650	$4,800
Receivables, net	136,500	89,370
Inventories, net	198,690	190,590
Deferred income taxes	18,860	18,860
Prepaid expenses and other current assets	8,730	7,010
Assets of discontinued operations held for sale	2,860	3,330
Total current assets	370,290	313,960
Property and equipment, net	191,630	195,120
Goodwill	377,450	377,340
Other intangibles, net	205,300	214,290
Other assets	21,340	27,280
Total assets	$1,166,010	$1,127,990

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$12,440	$8,390
Accounts payable	127,150	121,860
Accrued liabilities	72,310	71,830
Liabilities of discontinued operations	1,250	1,450
Total current liabilities	213,150	203,530
Long-term debt	603,350	607,600
Deferred income taxes	83,990	73,280
Other long-term liabilities	34,870	35,090
Total liabilities	935,360	919,500
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 33,445,841 shares at September 30, 2008 and 33,409,500 shares December 31, 2007	330	330
Paid-in capital	527,120	525,960
Accumulated deficit	(348,330)	(373,970)
Accumulated other comprehensive income	51,530	56,170
Total shareholders’ equity	230,650	208,490
Total liabilities and shareholders’ equity	$1,166,010	$1,127,990

TriMas Corporation
Consolidated Statement of Operations
(Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$276,900	$258,650	$853,540	$830,760
Cost of sales	(205,150)	(188,730)	(629,700)	(603,190)
Gross profit	71,750	69,920	223,840	227,570
Selling, general and administrative expenses	(43,910)	(42,650)	(137,820)	(133,510)
Advisory services agreement termination fee	—	—	—	(10,000)
Costs for early termination of operating leases	—	—	—	(4,230)
Gain (loss) on dispositions of property and equipment	50	(1,790)	(170)	(1,680)
Operating profit	27,890	25,480	85,850	78,150
Other expense, net:
Interest expense	(13,570)	(15,720)	(42,160)	(52,920)
Debt extinguishment costs	—	—	—	(7,440)
Other, net	(480)	(1,230)	(3,010)	(3,450)
Other expense, net	(14,050)	(16,950)	(45,170)	(63,810)

Income from continuing operations before income tax expense	13,840	8,530	40,680	14,340
Income tax expense	(5,540)	(3,110)	(15,210)	(5,230)
Income from continuing operations	8,300	5,420	25,470	9,110
Income from discontinued operations, net of income tax expense	20	1,160	170	1,330
Net income	$8,320	$6,580	$25,640	$10,440

Earnings per share - basic:
Continuing operations	$0.25	$0.16	$0.76	$0.34
Discontinued operations, net of income tax expense	—	0.04	0.01	0.05

Net income per share	$0.25	$0.20	$0.77	$0.39

Weighted average common shares - basic	33,420,560	33,409,500	33,413,214	26,843,749

Earnings per share - diluted:
Continuing operations	$0.25	$0.16	$0.76	$0.34
Discontinued operations, net of income tax expense	—	0.04	0.01	0.05

Net income per share	$0.25	$0.20	$0.77	$0.39

Weighted average common shares - diluted	33,469,027	33,409,500	33,441,448	26,843,749

TriMas Corporation
Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	Nine months ended
	September 30,
	2008	2007
Net income	$25,640	$10,440
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of property and equipment	40	1,570
Depreciation	20,740	18,730
Amortization of intangible assets	11,700	11,650
Amortization of debt issue costs	1,840	4,580
Deferred income taxes	9,360	700
Non-cash compensation expense	1,160	340
Net proceeds from (reductions in) sale of receivables and receivables securitization	(26,730)	28,610
Increase in receivables	(19,270)	(30,970)
Increase in inventories	(7,640)	(10,790)
Decrease in prepaid expenses and other assets	4,370	2,320
Increase in accounts payable and accrued liabilities	4,690	8,090
Other, net	(3,110)	1,610
Net cash provided by operating activities, net of acquisition impact	22,790	46,880

Cash Flows from Investing Activities:
Capital expenditures	(20,100)	(22,520)
Acquisition of leased assets	—	(29,960)
Acquisition of businesses, net of cash acquired	(6,350)	(13,540)
Net proceeds from disposition of businesses and other assets	2,260	6,150
Net cash used for investing activities	(24,190)	(59,870)

Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company’s initial public offering, net of issuance costs	—	126,460
Repayments of borrowings on senior credit facilities	(4,270)	(2,600)
Proceeds from term loan facilities	490	—
Proceeds from borrowings on revolving credit facilities	346,160	399,580
Repayments of borrowings on revolving credit facilities	(341,130)	(409,890)
Retirement of senior subordinated notes	—	(100,000)
Net cash provided by financing activities	1,250	13,550

Cash and Cash Equivalents:
Increase (decrease) for the period	(150)	560
At beginning of period	4,800	3,600
At end of period	$4,650	$4,160

Supplemental disclosure of cash flow information:
Cash paid for interest	$32,240	$40,880
Cash paid for taxes	$6,460	$6,840

TriMas Corporation
Company and Business Segment Financial Information

Continuing Operations
(Unaudited — dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Packaging Systems
Net sales	$58,520	$51,770	$170,500	$162,220
Operating profit	$8,670	$8,110	$26,700	$27,930
Operating profit as a% of sales	14.8%	15.7%	15.7%	17.2%

Energy Products
Net sales	$55,430	$40,330	$157,390	$122,930
Operating profit	$8,170	$4,860	$24,670	$16,930
Operating profit as a% of sales	14.7%	12.1%	15.7%	13.8%

Industrial Specialties
Net sales	$59,250	$51,030	$168,930	$154,470
Operating profit	$12,110	$9,930	$34,750	$32,370
Operating profit as a% of sales	20.4%	19.5%	20.6%	21.0%

RV & Trailer Products
Net sales	$41,970	$45,940	$142,370	$152,420
Operating profit	$1,300	$4,270	$6,110	$16,740
Operating profit as a% of sales	3.1%	9.3%	4.3%	11.0%

Recreational Accessories
Net sales	$61,730	$69,580	$214,350	$238,720
Operating profit	$2,700	$4,920	$11,820	$17,420
Operating profit as a% of sales	4.4%	7.1%	5.5%	7.3%

Corporate Expenses and Management Fees	$(5,060)	$(6,610)	$(18,200)	$(33,240)

Total Company
Net sales	$276,900	$258,650	$853,540	$830,760
Operating profit	$27,890	$25,480	$85,850	$78,150
Operating profit as a% of sales	10.1%	9.9%	10.1%	9.4%

Other Data:
- Depreciation and amortization	$10,680	$10,870	$32,280	$30,230

- Interest expense	$13,570	$15,720	$42,160	$52,920

- Debt extinguishment costs	$—	$—	$—	$7,440

- Other expense, net	$480	$1,230	$3,010	$3,450

- Income tax expense	$5,540	$3,110	$15,210	$5,230

- Advisory Services Agreement termination fee	$—	$—	$—	$10,000

- Costs for early termination of operating leases	$—	$—	$—	$4,230

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

	Three months ended		Three months ended
	September 30, 2008		September 30, 2007
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and Diluted EPS from continuing operations, as reported	$8,300	$0.25	$5,420	$0.16

After-tax impact of Special Items to consider in evaluating quality of income (loss) and diluted EPS from continuing operations:
Restructuring activities	$(430)	$(0.01)	$—	$—

Total Special Items	$(430)	$(0.01)	$—	$—

Weighted-average diluted shares outstanding at September 30, 2008 and 2007		33,469,027		33,409,500

	Nine months ended		Nine months ended
	September 30, 2008		September 30, 2007
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and Diluted EPS from continuing operations, as reported	$25,470	$0.76	$9,110	$0.34

After-tax impact of Special Items to consider in evaluating quality of income and diluted EPS from continuing operations:
Advisory services agreement termination fee	$—	$—	(6,300)	$(0.23)
Costs for early termination of operating leases	—	—	(2,660)	(0.10)
Debt extinguishment costs	—	—	(4,690)	(0.17)
Restructuring activities	(1,870)	(0.06)	—	—

Total Special Items	$(1,870)	$(0.06)	$(13,650)	$(0.50)

Weighted-average diluted shares outstanding at September 30, 2008 and 2007		33,441,448		26,843,749

Appendix I (cont’d)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2008	2007	2008	2007

Operating profit from continuing operations, as reported	$27,890	$25,480	$85,850	$78,150

Special Items to consider in evaluating quality of earnings:
Advisory services agreement termination fee	$—	$—	$—	$(10,000)
Costs for early termination of operating leases	—	—	—	(4,230)
Restructuring activities	(710)	—	(2,970)	—

Total Special Items	$(710)	$—	$(2,970)	$(14,230)

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2008	2007	2008	2007

Adjusted EBITDA from continuing operations, as reported	$38,110	$35,130	$115,140	$104,930

Special Items to consider in evaluating quality of earnings:
Advisory services agreement termination fee	$—	$—	$—	$(10,000)
Costs for early termination of operating leases	—	—	—	(4,230)
Restructuring activities	(710)	—	(2,970)	—

Total Special Items	$(710)	$—	$(2,970)	$(14,230)

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA

(Unaudited – dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30
	2008	2007	2008	2007
Net income	$8,320	$6,580	$25,640	$10,440
Income tax expense	5,560	3,850	15,310	6,960
Interest expense	13,630	15,720	42,320	52,920
Debt extinguishment costs	—	—	—	7,440
Depreciation and amortization	10,740	10,920	32,440	30,380

Adjusted EBITDA(1), total company	38,250	37,070	115,710	108,140

Adjusted EBITDA(1), discontinued operations	140	1,940	570	3,210

Adjusted EBITDA(1), continuing operations	$38,110	$35,130	$115,140	$104,930

(1) The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment.  Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses.  In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability.  Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes.  However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance.  The definition of Adjusted EBITDA used here may differ from that used by other companies.